Exhibit 99.1

05-07	MEDIA CONTACTS
Corbin Baumel
Intervoice, Inc.
972-454-8737
Corbin.baumel@intervoice.com
FOR IMMEDIATE RELEASE
Intervoice Updates Fourth Fiscal Quarter Guidance
DALLAS — March 5, 2007 — Intervoice, Inc. (NASDAQ: INTV) announced today that it believes revenues for its fourth fiscal quarter ended February 28, 2007 will be at or around the lower end of the $48 million to $52 million target range provided in the Company’s press release dated January 3, 2007. In addition, the Company’s solutions backlog as of the end of the fourth fiscal quarter is expected to be in the range of $52 million to $55 million, up from $46.3 million at the end of the third fiscal quarter.
“A significant contract was received later than initially anticipated and caused fourth quarter top-line results to be less than the midpoint of the target range. However, we are encouraged by the continued momentum in our markets,” said Bob Ritchey, the Company’s President and CEO. “With this increase in solutions backlog, we will have achieved five sequential quarters of solutions backlog growth.”
The Company further announced that it anticipates recording approximately $2 million in severance and other unanticipated fourth quarter charges. In addition, positive cash flow from operations during the quarter is expected to result in a cash balance of between $24 million and $27 million, up from $17.9 million at the end of the third fiscal quarter.
The anticipated financial results disclosed in this press release are preliminary and based on information currently available to the Company. The Company just commenced its procedures to review, reconcile and validate its fourth quarter financial results and the completion of such procedures could cause actual results to differ materially from the anticipated financial results disclosed in this release. The Company expects to announce its full financial results for the fourth fiscal quarter 2007 and fiscal year 2007 in mid to late April, 2007.
Forward-Looking Statements
Intervoice has included in this press release certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 concerning its business and operations that are based on management’s current beliefs. All statements other than statements of historical fact in this press release are forward—looking statements. Readers are cautioned to read the risks and uncertainties, described in the Company’s filings with the Securities and Exchange Commission, including without limitation, the risks and uncertainties set forth under the caption entitled “Cautionary Disclosures to Qualify Forward Looking Statements” in the Company’s Annual Report filed on Form 10-K and Quarterly Reports filed on Form 10-Q. Intervoice cautions current and potential investors that such risks and uncertainties could result in material differences from the forward-looking statements in this press release.

About Intervoice
Intervoice is a world leader in unified communications, providing scalable, switch-independent software and professional services that power standards-based voice portals, multi-channel IP contact centers, and next-generation mobile-enhanced services. Since 1983, Intervoice solutions have been used by many of the world’s leading banks, communications companies, healthcare institutions, utilities and government entities. With more than 5,000 customers in 75 countries, Intervoice helps enterprises and network operators stay competitive by offering their customers best-in-class services. Intervoice’s Media Exchange platform, IP contact center software, IMS-enabled messaging products, and custom-built and packaged applications are available on-premise and, selectively, as managed or hosted services by Intervoice. For more information, visit www.intervoice.com.
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